Exhibit 99.4

DFINE, Inc.
Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

DFINE, Inc.
Index
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (Unaudited)

Consolidated Financial Statements (Unaudited)	Page(s)

Consolidated Balance Sheets	2

Consolidated Statements of Comprehensive Loss	3

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)	4

Consolidated Statements of Cash Flows	5

Condensed Notes to Consolidated Financial Statements	6-22

DFINE, Inc.
Consolidated Balance Sheets
June 30, 2016 and December 31, 2015

	June 30,	December 31,
	2016	2015
Assets	(unaudited)
Current assets
Cash and cash equivalents	$ 1,029,967	$10,815,675
Accounts receivable, net	4,244,475	4,087,053
Inventories	4,852,814	4,550,146
Prepaid expenses and other current assets	1,290,852	374,589
Total current assets	11,418,108	19,827,463
Restricted cash	100,731	100,696
Property and equipment, net	1,911,105	1,921,909
Other assets	151,846	173,081
Total assets	$ 13,581,790	$22,023,149
Liabilities, Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities
Accounts payable	$ 1,485,297	$1,533,969
Accrued liabilities	5,079,938	3,841,446
Litigation settlement obligation	—	3,310,000
Total current liabilities	6,565,235	8,685,415
Long term debt	24,907,970	24,897,207
Convertible preferred stock warrant liability	—	1,350,170
Other liabilities	294,351	85,061
Total liabilities	31,767,556	35,017,853
Commitments and contingencies (Note 5)
Convertible preferred stock, par value $0.001 - 258,103,000 shares authorized at June 30, 2016 and December 31, 2015, respectively, and 216,092,280 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively
(Aggregate liquidation value of $116,376,360 at June 30, 2016)	132,338,744	132,338,744
Stockholders' deficit
Common stock, $0.001 par value - 450,000,000 shares authorized,
32,504,514 and 32,498,877 shares issued and outstanding at
June 30, 2016 and December 31, 2015, respectively	27,999	26,229
Accumulated other comprehensive loss	(449,218)	(441,097)
Additional paid-in capital	4,452,685	4,358,647
Accumulated deficit	(154,555,976)	(149,277,227)
Total stockholders' deficit	(150,524,510)	(145,333,448)
Total liabilities, convertible preferred stock, and stockholders' deficit	$ 13,581,790	$22,023,149

The accompanying notes are an integral part of these consolidated financial statements.

DFINE, Inc.
Consolidated Statements of Comprehensive Loss
June 30, 2016 and 2015 (unaudited)

	Six Months Ended
	June 30,
	2016	2015

Revenues	$ 17,414,319	$ 16,877,892
Cost of revenues	4,467,361	4,343,499
Gross profit	12,946,958	12,534,393
Operating expenses
Sales and marketing	12,130,332	11,774,416
Research and development	2,781,769	2,467,997
General and administrative	3,384,238	2,261,951
Total operating expenses	18,296,339	16,504,364
Loss from operations	(5,349,381)	(3,969,971)
Interest income	12,341	3,120
Interest expense	(1,269,283)	(757,203)
Other income (expense), net	1,327,574	(7,755)
Net loss	(5,278,749)	(4,731,809)
Comprehensive loss
Foreign currency translation adjustment	(8,121)	(242,536)
Comprehensive loss	$ (5,286,870)	$ (4,974,345)

The accompanying notes are an integral part of these consolidated financial statements.

DFINE, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
June 30, 2016 and 2015 (unaudited)

					Accumulated
	Convertible				Other	Additional		Total
	Preferred Stock		Common Stock		Comprehensive	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Loss	Capital	Deficit	Equity (Deficit)
Balances at December 31, 2014	216,092,280	$132,338,744	29,899,470	$20,095	$(185,382)	$4,047,250	$(136,749,796)	$(132,867,833)
Exercise of common stock options, dollar amounts net of unvested early exercised stock options	—	—	2,523,401	2,523	—	82,536	—	85,059
Vested portion of early exercised options	—	—	—	1,768	—	38,881	—	40,649
Stock-based compensation expense	—	—	—	—	—	92,425	—	92,425
Foreign currency translation adjustment	—	—	—	—	(242,536)	—	—	(242,536)
Net loss	—	—	—	—	—	—	(4,731,809)	(4,731,809)
Balances at June 30, 2015	216,092,280	132,338,744	32,422,871	24,386	(427,918)	4,261,092	(141,481,605)	(137,624,045)
Exercise of common stock options, dollar amounts net of unvested early exercised stock options	—	—	76,006	76	—	2,700	—	2,776
Vested portion of early exercised options	—	—	—	1,767	—	38,881	—	40,648
Stock-based compensation expense	—	—	—	—	—	55,974	—	55,974
Foreign currency translation adjustment	—	—	—	—	(13,179)	—	—	(13,179)
Net loss	—	—	—	—	—	—	(7,795,622)	(7,795,622)
Balances at December 31, 2015	216,092,280	132,338,744	32,498,877	26,229	(441,097)	4,358,647	(149,277,227)	(145,333,448)
Exercise of common stock options, dollar amounts net of unvested early exercised stock options	—	—	5,637	6	—	198	—	204
Vested portion of early exercised options	—	—	—	1,764	—	38,881	—	40,645
Stock-based compensation expense	—	—	—	—	—	54,959	—	54,959
Foreign currency translation adjustment	—	—	—	—	(8,121)	—	—	(8,121)
Net loss	—	—	—	—	—	—	(5,278,749)	(5,278,749)
Balances at June 30, 2016	216,092,280	$132,338,744	32,504,514	$27,999	$(449,218)	$4,452,685	$(154,555,976)	$(150,524,510)

The accompanying notes are an integral part of these consolidated financial statements.

DFINE, Inc.
Consolidated Statements of Cash Flows
June 30, 2016 and 2015 (unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net loss	$ (5,278,749)	$ (4,731,809)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	457,035	675,990
Stock-based compensation expense	54,959	92,425
Change in fair value of warrant liability	(1,350,170)	(14,950)
Amortization of debt discount	10,763	25,156
Provision for doubtful accounts	—	1,590
Provision for excess and obsolete inventories	70,011	5,617
Changes in assets and liabilities
Prepaid expenses and other current assets	(916,263)	149,690
Accounts receivable	(157,422)	(104,522)
Inventories	(372,679)	(510,787)
Other assets	(96,565)	(1,572)
Accounts payable	(85,311)	737,982
Accrued liabilities and other	1,488,427	(624,238)
Litigation settlement obligation	(3,310,000)	—
Net cash used in operating activities	(9,485,964)	(4,299,428)
Cash flows used in investing activities
Change in restricted cash	(35)	(35)
Purchase of property and equipment	(291,792)	(261,056)
Net cash used in investing activities	(291,827)	(261,091)
Cash flows from financing activities
Proceeds from issuance of common stock	204	85,059
Proceeds from long term debt	—	5,000,000
Net cash provided by financing activities	204	5,085,059
Foreign currency translation adjustment	(8,121)	(242,536)
Net increase (decrease) in cash and cash equivalents	(9,785,708)	282,004
Cash and cash equivalents at beginning of period	10,815,675	7,457,533
Cash and cash equivalents at end of period	$ 1,029,967	$ 7,739,537

Supplementary disclosure of cash flow information
Cash paid for interest	$ 842,333	$ 507,374

Supplementary disclosure of noncash items
Issuance of warrants to purchase Series F preferred stock	—	36,667
Acquisition of property and equipment included in accounts payable	123,794	31,701

The accompanying notes are an integral part of these consolidated financial statements.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

1.	The Company
DFINE, Inc. (the “Company”) was incorporated in the state of Delaware on April 8, 2004. The Company is a medical device company that develops and markets therapeutic devices that treat vertebral compression fractures and other disorders of the spine in a minimally invasive manner to improve quality of life.
The Company has incurred operating losses and negative cash flows from operations since its inception. At June 30, 2016, the Company had an accumulated deficit of $154.6 million. The Company has financed operations to date primarily through private placement of equity securities and debt agreements. The Company expects its operating losses and negative cash flows to continue into the foreseeable future as it continues to commercialize its products. The Company’s management plans to expand commercial activities to grow revenues, manage expenses and obtain additional funds through the issuance of debt. The Company may need to obtain additional financing and there is no assurance that the Company will be successful in obtaining additional financing on favorable terms or at all. Failure to successfully commercialize its products, manage discretionary expenditures or raise additional financing, as required, may adversely impact the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, DFINE Europe GmbH. All intercompany balances and transactions have been eliminated in consolidation.
Foreign Currency Translation
The foreign subsidiary's functional currency is its local currency. The gains and losses resulting from translating the foreign subsidiary's financial statements into U.S. dollars have been reported in accumulated other comprehensive loss within stockholders' deficit. Revenues and expenses are translated at average exchange rates in effect during the period. All assets and liabilities are translated at current period-end exchange rates. Foreign currency transaction gains and losses are included in the statements of comprehensive loss and have not been significant for the periods presented.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments
For financial instruments consisting of cash equivalents, accounts receivable, accounts payable and accrued liabilities included in the Company’s financial statements, the carrying amounts approximate fair value due to their short maturities. Based on the borrowing rates available to the Company for loans with similar terms, the carrying value of the borrowings approximates their fair value (Level 2 within the fair value hierarchy). The carrying amounts of the convertible preferred stock warrant liabilities represent their estimated fair value (Level 3 within the fair value hierarchy).

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Concentration of Credit Risks and Other Risks and Uncertainties
The Company’s cash and cash equivalents are maintained with four financial institutions. Deposits in those institutions may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with reputable financial institutions and therefore bear minimal credit risk.
The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, product liability and compliance with government regulations. To sustain profitable operations, the Company must successfully design, develop, manufacture and market its products. There can be no assurance that current products will continue to be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed, if at all. These factors could have a material adverse effect on the Company’s future financial results, financial position and cash flows.
The Company is dependent on two vendors for the manufacture and supply of the Company’s products and any delay or failure to adequately supply the product by the vendors could have a material adverse impact on the Company.
Future products developed by the Company may require approvals or clearances from the U.S. Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s products will continue to meet the necessary regulatory requirements. If the Company were to be denied or was delayed in receiving such approvals or clearances, it may have a materially adverse impact on the Company.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Restricted Cash
At June 30, 2016 and December 31, 2015, cash of $100,731 and $100,696, respectively, was restricted from withdrawal and held by financial institutions in the form of certificates of deposit. These certificates of deposit serve as the security deposit on the Company's facility lease.
Accounts Receivable
Accounts receivable are typically unsecured and represent amounts due from customers. The Company evaluates customer credit and maintains reserves for potential credit losses. The allowance for uncollectible accounts receivable is based on the Company’s historical bad debt experience and on management’s evaluation of the Company’s ability to collect individual outstanding balances. The allowance for doubtful accounts was $194,651 and $219,316, respectively, at June 30, 2016 and December 31, 2015.
Inventories
Inventories are stated at the lower of cost (determined using average cost), or market (estimated net realizable value). As of June 30, 2016 and December 31, 2015, the Company’s inventories consisted of parts and medical equipment. The Company periodically assesses the recoverability of all inventories, including raw materials and finished goods, to determine whether adjustments for impairment are required. Inventory that is obsolete or in excess of forecasted usage is written down to its estimated net realizable value based on assumptions about future demand and market conditions. Inventory write-downs are charged to cost of revenues and establish a new cost basis for the inventory.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Provisions for excess and obsolete inventory were $70,011 and $5,617 for the six months ended June 30, 2016 and 2015, respectively.
Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally between three and seven years, or the lease term of the respective assets, whichever is lower. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed, the cost and accumulated depreciation and amortization are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.
Accounting for Long-lived Assets
The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. There have been no impairments of long-lived assets as of June 30, 2016.
Revenue Recognition
The company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company earns revenue from the sale of its products to distributors and hospitals. Revenue is recognized when the title and risk of ownership has been transferred, provided that persuasive evidence of an arrangement exists, the price is fixed and determinable, remaining obligations are insignificant and collectability is reasonably assured. Revenue is recorded net of customer and distributor discounts.
The company sells its products primarily to hospitals in the United States and European Union primarily through direct sales representatives. Revenue is recorded on sales to hospitals, net of discounts, upon the receipt of a customer purchase order, delivery of the product and when collection of the receivable is probable, at time of sale. Commissions paid to sales representatives are recorded as a sales and marketing expense. Sales to distributors are recorded when title and risk of loss transfer upon shipment, provided that all other revenue recognition criteria are met. The Company provides no price protection or stock rotation rights. All customers have a warranty for product defects in materials or workmanship but warranty expense has historically been insignificant and the Company does not provide a general right of return on the sale of its products.
Shipping Costs
Shipping costs charged to customers are included in revenues and the associated expense is included in cost of revenues in the consolidated statements of comprehensive loss.
Research and Development
The Company’s research and development costs are expensed as incurred. Research and development costs consist of payroll and personnel expenses, including stock-based compensation, laboratory supplies and consulting costs, as well as allocations of related facilities costs.
Advertising Costs
Advertising costs, included in sales and marketing expenses, are expensed as incurred. Advertising costs were $1,482 and $17,172 for the six months ended June 30, 2016 and 2015, respectively.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Warranty Costs
The Company offers a limited warranty on its products. Warranty expense has been insignificant for the six months ended June 30, 2016 and 2015.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.
Fair Value of Financial Instruments
ASC 820, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value, and requires disclosure about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.
The three-level hierarchy for fair value measurements is defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active;

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.
An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Cash equivalents consisting of money market funds, commercial paper and U.S. Government Agency Securities are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.
The convertible preferred stock warrant liability is classified within Level 3 of the fair value hierarchy because warrants are valued using the Black-Scholes pricing model, which uses unobservable inputs (see Note 6).
As of June 30, 2016, financial assets and liabilities are measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above and as follows:

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Liabililties	Level 1	Level 2	Level 3	Total
Convertible preferred stock warrant liability	—	—	—	—
The change in fair value of the convertible preferred stock warrant liability is summarized below:

Fair value at December 31, 2014	$2,297,440
Issuance of warrants in connection with loan agreement	36,667
Decrease in fair value recorded in other income, net	(14,950)
Fair value at June 30, 2015	2,319,157
Issuance of warrants in connection with loan agreement	103,857
Decrease in fair value recorded in other income, net	(1,072,844)
Fair value at December 31, 2015	1,350,170
Issuance of warrants in connection with loan agreement	—
Decrease in fair value recorded in other income, net	(1,350,170)
Fair value at June 30, 2016	$—
Stock-Based Compensation
The Company accounts for stock based compensation in accordance with the provisions of ASC 718 Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense for all share based payment awards, including stock options using a fair-value based method. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The fair value of the option grants is expensed on a straight-line basis over the requisite service period.
The Company accounts for equity instruments issued to nonemployees in accordance with ASC 505-50 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.
Convertible Preferred Stock Warrants
Freestanding warrants and other similar instruments related to shares that are accounted for in accordance with ASC 480 Distinguishing Liabilities from Equity. The freestanding warrants are exercisable into the Company’s convertible preferred stock and are classified as liabilities on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income or expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of an initial public offering, at which time all unexercised warrants will be converted into warrants to purchase common stock.
Comprehensive Loss
Comprehensive loss represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company's comprehensive loss is comprised of its net loss and changes in foreign currency translation adjustments.
Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. The amendment in this ASU provides guidance on the revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The core principle of this

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

update provides guidance to identify the performance obligations under the contract(s) with a customer and how to allocate the transaction price to the performance obligations in the contract. It further provides guidance to recognize revenue when (or as) the entity satisfies a performance obligation. This ASU will be effective for the Company for annual periods beginning in 2018 and for interim periods beginning in 2019. The FASB has issued several updates to the standard which i) clarify the application of the principal versus agent guidance (ASU 2016-08); ii) clarify the guidance on inconsequential and perfunctory promises and licensing (ASU 2016-10) and iii) narrow-scope improvements and practical expedients (ASU 2016-12). The Company is assessing the impact of this guidance and does not believe the adoption of this guidance will have a material impact to the Company's consolidated financial statements.
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern”, with new guidance to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The new guidance is effective for fiscal years beginning after December 15, 2016 with early application permitted. The Company is assessing the impact of this guidance and does not believe the adoption of this guidance will have a material impact to the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, "Leases (ASC 842)", which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective on January 1, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance.
In March 2016 the FASB issued Accounting Standards Update (ASU) No. 2016-09, "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting". This update simplifies the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for private entities for annual periods beginning after December 15, 2017. The Company is in the process of evaluating the impact of this new guidance.

3.	Balance Sheet Components
Inventories

	June 30,	December 31,
	2016	2015
Finished goods	$2,420,361	$2,504,613
Work-in-process	2,352,925	1,928,842
Raw materials	79,528	116,691
	$4,852,814	$4,550,146

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Prepaid Expenses and Other Current Assets

	June 30,	December 31,
	2016	2015
Prepaid insurance	$87,174	$52,625
Prepaid marketing expense	38,775	40,511
Prepaid rent	78,079	77,833
Other	1,086,824	203,620
	$1,290,852	$374,589

Property and Equipment, Net

	June 30,	December 31,
	2016	2015
Machinery, equipment and tools	$3,325,626	$3,224,789
Computer equipment and software	2,753,939	2,674,341
Furniture and fixtures	452,008	411,741
Controller equipment	3,762,825	2,762,827
Leasehold improvements	223,261	221,042
Construction-in-progress	107,261	928,036
	10,624,920	10,222,776
Less: Accumulated depreciation and amortization	(8,713,815)	(8,300,867)
	$1,911,105	$1,921,909

Depreciation and amortization expense for the six months ended June 30, 2016 and 2015 was $457,035 and $675,990, respectively.
Accrued Liabilities

	June 30,	December 31,
	2016	2015
Payroll and related expenses	$2,310,567	$2,143,935
Professional fees	566,737	560,312
Sales tax payable	125,872	59,236
Other	2,076,762	1,077,963
	$5,079,938	$3,841,446

4.	Debt
On December 31, 2012, the Company entered into a four year financing arrangement with Silicon Valley Bank and Oxford Finance, LLC, which is comprised of an $11 million term loan and a $5 million revolving loan. The Company drew down the full term loan amount in three tranches of $5 million, $3 million and $3 million on December 31, 2012, May 3, 2013, and October 15, 2013, respectively. The loan agreement for each tranche provides for the Company to make interest-only payments at a stated rate of 7.98% per annum for 20 months starting on the date of each drawdown. Thereafter, the Company is obligated to pay monthly cash payments of principal and interest for a 30 month period with a balloon payment at loan maturity which is accreted as interest

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

expense over the term of the loan. As of June 30, 2016, the Company had not drawn down any amount of the $5 million revolving loan.
On January 24, 2014, the Company entered into a Third Amendment to Loan and Security Agreement with Silicon Valley Bank and Oxford Finance, LLC. The amendment provided for two additional tranches of the term loan in amounts of $5 million and $2.5 million, respectively. The Company drew the first additional tranche of $5 million on March 31, 2015 at a rate of 8.01% per annum. The Company repaid the $16 million loan in December 2015.
On December 14, 2015, the Company refinanced its existing debt entering into a new five year financing agreement with Silicon Valley Bank and Oxford Finance, LLC. The new loan facility provides for $35 million in term loans, available for draw over three tranches, and a $5 million revolving loan, the utilization of which is based on a percentage of qualifying U.S. accounts receivables. On December 14, 2015, the Company drew down the first tranche of $25 million on the term loan, using a portion of the proceeds to repay the $16 million outstanding debt. The loan agreement provides for the Company to make interest-only payments at a stated rate of 7.98% per annum for 21 months starting on the date of first draw. Thereafter, the Company is obligated to pay monthly cash payments of principal and interest for a 36 month period with a 10% balloon payment at loan maturity which is accreted as interest expense over the term of the loan. The second tranche of $5 million may be drawn down within 30 days after the Company achieves trailing six month revenue of $20 million provided it’s before April 30, 2017 and there have been no events of default. Additionally, upon the second tranche draw, the interest only payment period may be extended from November 1, 2017 to November 1, 2018. The third tranche of $5 million may be drawn down within 30 days after the Company achieves trailing six month revenue of $22 million provided it’s before April 30, 2018 and there have been no events of default. As of June 30, 2016, the Company had only drawn the initial $25 million term loan tranche and had not drawn down any of the $5 million revolving loan.
Future minimum payments for long term debt as of June 30, 2016 are as follows:

2016, remaining six months	$1,014,125
2017	2,022,708
2018	4,099,115
2019	13,890,035
2020	13,304,122
34,330,105

Less: Amount representing interest	(9,330,105)
Less: Amount representing debt discount	(92,030)
Present value of minimum payments	24,907,970
Less: Long term debt current portion	—
Long term debt net of current portion	$24,907,970

In connection with each draw down under the term loan, the Company issued warrants to purchase an aggregate of 3,466,667 shares of Series F convertible preferred stock at $0.30 per share. The warrants were recorded on each respective issuance date at an aggregate fair value of $306,242 as a debt discount, which is amortized to interest expense over the term of the loan. Refer to Note 6 for more information on convertible preferred stock warrants.
Under the terms of the agreement, Silicon Valley Bank and Oxford Finance, LLC have a first priority in all of the Company’s assets, except intellectual property. The Company also has to comply with

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

certain covenants. The loan agreement contains customary representations and warranties, covenants, events of defaults and termination provisions. The affirmative covenants include, among other requirements, that the Company timely file taxes, provide financial statements on a timely basis, maintain good standing and government compliance and maintain liability and other insurance. The negative covenants provide, among other requirements, that without the prior consent of the lender (subject to certain exceptions) the Company may not engage in certain business combinations or acquisitions, incur additional indebtedness, pay dividends on the Company’s capital stock or make prohibited investments.
The agreement also requires that cash and cash equivalents held by DFINE Europe GmbH does not exceed $650,000 (or equivalent) at any time. For the year ended December 31, 2015, the Company received a waiver from Oxford Finance, LLC with the covenant over timely delivery of the audited financial statements. For the six months ended June 30, 2016, the Company received a waiver for the use of loan proceeds to pay for the settlement of the Orthophoenix litigation.

5.	Commitments and Contingencies
On June 5, 2013, the Company, along with five other medical device companies, was named as a defendant in a patent infringement lawsuit. In April 2016, the Company entered into a settlement agreement with Orthophoenix, LLC. As a result, the Company obtained license to certain Orthophoenix, LLC patents. As consideration for the release of all claims against the Company and acquisition by the Company of certain patent applications, the Company paid $3,750,000, which consisted of $3,310,000 for avoidance of litigation costs accrued for and expensed in fiscal year 2015, $320,000 for past patent amortization which was recorded as General & Administrative expense and $120,000 for patent license both of which were recorded on the settlement payment date. The patent license of $120,000 was recorded as other assets and is being amortized.
In May 2007, the Company leased office space in California under a noncancelable operating lease with escalating base rental, which was amended in May 2013 to extend the term of the lease through August 2016. In February 2016, the lease was further extended until August 31, 2019. In December 2008, the Company leased office space in Germany under a noncancelable operating lease with escalating base rental, based on changes in a consumer price index, which was amended in May 2013 to extend the term of the lease through December 2017.
Future minimum lease payments under the noncancelable operating leases as of June 30, 2016 are as follows:

2016, remaining six months	$221,765
2017	863,682
2018	775,306
2019	525,813
Total minimum lease payments	$2,386,566
The Company recognizes rent expense on a straight-line basis over the lease term. Rent expense for the six months ended June 30, 2016 and 2015 was $393,689 and $343,652, respectively.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Indemnification
The Company enters into indemnification provisions under its agreements with the other companies in the ordinary course of business, including business partners, contractors and parties performing its research and development. Pursuant to these arrangements, the Company indemnifies, hold harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party as a result of the Company's activities. The terms of these indemnification agreements are generally perpetual. The maximum potential amount of future payments the Company could be required to make under these agreement is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimate of fair value of these agreements is minimal. The Company maintains commercial general liability insurance and product liability insurance to offset certain of its potential liabilities under these indemnification provisions.
Contingencies
The Company is subject to a wide variety of laws and regulations. Certain claims, suits and complaints in the ordinary course of business are pending or may arise. While there can be no assurance as to the ultimate outcome of any litigation involving the Company, the Company does not believe any pending legal proceedings will result in a judgment or settlement that would have a material adverse effect on the Company's financial position, results of operations or cash flows, except as disclosed above.

6.	Convertible Preferred Stock
The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue shares of preferred stock with a par value of $0.001 per share.
Authorized and outstanding convertible preferred stock and its principal terms are as follows at June 30, 2016.

	June 30, 2016
				Proceeds
				Net of
	Shares		Liquidation	Issuance
Series	Authorized	Outstanding	Amount	Costs
A	3,570,000	3,569,758	$1,326,512	$2,135,584
B	2,360,000	2,359,797	4,334,676	6,912,482
C	2,259,000	2,218,521	5,784,513	9,244,784
D	7,406,000	7,405,374	21,326,575	34,217,429
E	42,308,000	42,307,229	36,134,604	35,915,445
F	200,200,000	158,231,601	47,469,480	47,100,679
	258,103,000	216,092,280	$116,376,360	$135,526,403

Proceeds from issuance of Series F convertible preferred stock excludes $3,187,659 of issuance cost related to Series F preferred stock warrants.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Authorized and outstanding convertible preferred stock and its principal terms are as follows at December 31, 2015.

	December 31, 2015
				Proceeds
				Net of
	Shares		Liquidation	Issuance
Series	Authorized	Outstanding	Amount	Costs
A	3,570,000	3,569,758	$1,326,512	$2,135,584
B	2,360,000	2,359,797	4,334,676	6,912,482
C	2,259,000	2,218,521	5,784,513	9,244,784
D	7,406,000	7,405,374	21,326,575	34,217,429
E	42,308,000	42,307,229	36,134,604	35,915,445
F	200,200,000	158,231,601	47,469,480	47,100,679
	258,103,000	216,092,280	$116,376,360	$135,526,403

Proceeds from issuance of Series F convertible preferred stock excludes $3,187,659 of issuance cost related to Series F preferred stock warrants.

The rights, preferences and privileges of the Series A, B, C and D (collectively known as "Junior Preferred Stock"), E and F convertible preferred stock are as follows:

Dividends
The holders of the outstanding shares of Junior Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock are entitled to receive, when and if declared by the Board of Directors, a noncumulative dividend at the annual rate of $0.3715972 per share for Series A Preferred Stock, $1.8368852 per share for Series B Preferred Stock, $2.6073734 per share for Series C Preferred Stock, $2.8798782 per share for Series D Preferred Stock, $0.85410 per share for Series E Preferred Stock, and $0.30 per share for Series F Preferred Stock.
The holders of outstanding shares of Series F Preferred Stock shall be entitled to receive their dividends in preference and priority to any declaration or payment on the Series E Preferred Stock, Junior Preferred Stock and Common Stock. Any partial payment shall be made ratably among the holders of the Series F Preferred Stock in proportion to the payment each such holder would receive if the full amount of the dividend were paid.
The holders of outstanding shares of Series E Preferred Stock shall be entitled to receive their dividends in preference and priority to any declaration or payment on the Junior Preferred Stock and Common Stock. Any partial payment shall be made ratably among the holders of the Series E Preferred Stock in proportion to the payment each such holder would receive if the full amount of the dividend were paid.
The holders of outstanding shares of Junior Preferred Stock shall be entitled to receive their dividends in preference and priority to any declaration or payment on the Common Stock. Payment of any dividends to the holders of the Junior Preferred Stock shall be made on a pro rata, pari passu basis in proportion for each series of Junior Preferred Stock.
After payment of the dividends above, any additional dividends (other than dividends on Common Stock payable solely in Common Stock) shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest number of

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

shares of Common Stock which would be held by each such holder if all the Preferred Stock were converted at the then effective conversion rate.
As of June 30, 2016, no dividends have been declared since inception.
Conversion
Each share of preferred stock is convertible, at the option of the holder, into that number of fully paid shares of Common Stock as determined by dividing the original issue price for the relevant series by the conversion price for such series. The conversion price is subject to adjustment in accordance with conversion provision contained in the Company’s Certificate of Incorporation.
Each share of preferred stock shall automatically convert into shares of Common Stock at the then effective conversion price for each such share immediately upon the earlier of (i) the Company’s sale of its Common Stock in a firm commitment of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, provided that the public offering price per share is not less than three times the original issuance price of the Series F Preferred Stock (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $50,000,000, or (ii) upon the receipt by the Corporation at any time after October 30, 2011 of a written request for such conversion from the holders of a majority of the preferred stock then outstanding, or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).
Liquidation
In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series E Preferred Stock, Junior Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series F Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series F Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series F Preferred Stock are insufficient to permit the payment to such holders of the full amounts, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.
After the payment or setting aside for payment to the holders of Series F Preferred Stock of the full amounts specified above, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Junior Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of preferred stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series E Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of preferred stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series E Preferred Stock are insufficient to permit the payment to such holders of the full amounts, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.
After the payment or setting aside for payment to the holders of Series F and E Preferred Stock of the full amounts specified above, the holders of the Series Junior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

holders of Common Stock, an amount per share for each share of Junior Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for such share of Junior Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Junior Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Junior Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Junior Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.
After the full payments to the Series F Preferred Stock, Series E Preferred Stock and Junior Preferred Stock as above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.
The liquidation preference provisions of the convertible preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the convertible preferred stock within the mezzanine portion of the accompanying consolidated balance sheets.
Warrants
As of June 30, 2016, outstanding convertible preferred stock warrants included warrants to purchase 40,379 shares of Series C Preferred Stock at an exercise price of $4.21 per share, and warrants to purchase 40,946,542 shares of Series F Preferred Stock at an exercise price of $0.30 per share.
In connection with a loan and security agreement signed in March 2007, the Company issued warrants to purchase up to 4,751 shares of Series C convertible preferred stock at an exercise price $4.21 per share. The warrants expire in October 2017. The fair value of the warrants was estimated at an aggregate of $14,543, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 4.30%, volatility of 60% and fair value of Series C convertible preferred stock of $4.21 per share. The value of the warrants was recorded as a discount to the loan and was amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In connection with a loan and security agreement signed in March 2008, the Company issued warrants to purchase up to 35,628 shares of Series C convertible preferred stock at an exercise price $4.21 per share. The warrants expire in March 2018. The fair value of the warrants was estimated at an aggregate of $131,069, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 3.30%, volatility of 71% and fair value of Series C convertible preferred stock of $4.65 per share. The value of the warrants was recorded as a discount to the loan and was being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In connection with the loan and security agreement signed in December 2012, the Company issued warrants to purchase up to 666,667 shares of Series F convertible preferred stock at an exercise price $0.30 per share. The warrants expire in December 2022. The fair value of the warrants was estimated at an aggregate of $63,318, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 0.54%, volatility of 39.75% and a fair value of Series F convertible preferred stock of $0.30 per share. The value of the warrants was recorded as a discount to the loan and is

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In May 2013, the Company issued additional warrants related to the loan and security agreement signed in December 2012 to purchase up to 400,000 shares of Series F convertible preferred stock at an exercise price of $0.30 per share. The warrants expire in May 2023. The fair value of the warrants was estimated at an aggregate of $51,200, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 3.00%, volatility of 38.00%, and fair value of Series F convertible preferred stock of $0.26 per share. The value of the warrants was recorded as a discount to the loan and is being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In connection with the additional issuance of Series F convertible preferred stock in June 2013, the Company issued warrants to purchase up to 8,333,329 shares of Series F convertible preferred stock at an exercise price of $0.30 per share. The warrants expire in June 2018. The fair value of the warrants was estimated at an aggregate of $716,666, using the Black-Scholes option pricing model with the following assumptions: contractual life of five years, expected dividend yield of zero, risk-free interest rate of 2.00%, volatility of 39.90%, and fair value of Series F convertible preferred stock of $0.26 per share. The value of the warrants was recorded in stockholders’ equity as a deduction to additional paid-in capital. The warrants remain outstanding at June 30, 2016.
In October 2013, the Company issued additional warrants related to the loan and security agreement signed in December 2012 to purchase up to 400,000 shares of Series F convertible preferred stock at an exercise price of $0.30 per share. The warrants expire in October 2023. The fair value of the warrants was estimated at an aggregate of $51,200, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 3.00%, volatility of 38.00%, and fair value of Series F convertible preferred stock of $0.26 per share. The value of the warrants was recorded as a discount to the loan and is being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In connection with the additional issuance of Series F convertible preferred stock in December 2013, the Company issued warrants to purchase up to 29,146,545 shares of Series F convertible preferred stock at an exercise price of $0.30 per share. The warrants expire in December 2018. The fair value of the warrants was estimated at an aggregate of $2,506,603, using the Black-Scholes option pricing model with the following assumptions: contractual life of five years, expected dividend yield of zero, risk-free interest rate of 2.00%, volatility of 39.90%, and fair value of Series F convertible preferred stock of $0.26 per share. The value of the warrants was recorded in stockholders’ equity as a deduction to additional paid-in capital. The warrants remain outstanding at June 30, 2016.
In March 2015, the Company issued additional warrants related to the loan and security agreement signed in December 2012 to purchase up to 333,334 shares of Series F convertible preferred stock at an exercise price of $0.30 per share. The warrants expire in March 2025. The fair value of the warrants was estimated at an aggregate of $36,667, using the Black-Scholes option pricing model with the following assumptions: contractual life of ten years, expected dividend yield of zero, risk-free interest rate of 1.93%, volatility of 36.5%, and fair value of Series F convertible preferred stock of $0.25 per share. The value of the warrants was recorded as a discount to the loan and is being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
In December 2015, the Company issued additional warrants related to the loan and security agreement signed in December 2015 to purchase up to 1,666,667 shares of Series F convertible

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

preferred stock at an exercise price of $0.30 per share. The warrants expire in December 2025. The fair value of the warrants was estimated at an aggregate of $103,857, using the Black-Scholes option pricing model with the following assumptions: weighted term of 2.9 years, expected dividend yield of zero, risk-free interest rate of 1.19%, volatility of 33.9%, and fair value of Series F convertible preferred stock of $0.28 per share. The value of the warrants was recorded as a discount to the loan and is being amortized to interest expense over the term of the loan. The warrants remain outstanding at June 30, 2016.
For the six months ended June 30, 2016 and 2015, the Company remeasured the fair value of all outstanding convertible preferred stock warrants and recorded $1,350,170 and $14,950, respectively, to other income (expense) to reflect the change in fair value.
The fair value of the convertible preferred stock warrants was determined using the Black-Scholes options pricing model with the following weighted-average assumptions:

	Series F	Series F
	June 30,	December 31,
	2016	2015
Risk-free interest rate	0.25%	0.69%
Expected term (in years)	0.01	1.22
Estimated dividend yield	—%	—%
Weighted-average estimated volatility	35%	31%

7.	Common Stock
The Company’s Certificate of Incorporation, as amended, authorized the Company to issue 450,000,000 shares of $0.001 par value common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. Since the Company’s inception, there have been no dividends declared.

8.	Stock-Based Compensation
Stock-Based Compensation Associated with Awards to Employees
During the six months ended June 30, 2016 and 2015, the Company granted stock options to employees to purchase 425,000 and 6,015,302 shares of common stock, respectively, with a weighted-average grant date common stock option fair value of $0.010 and $0.009 per option, respectively. Stock-based compensation expense recognized during the six months ended June 30, 2016 and 2015 includes compensation expense for stock-based awards granted to employees based on the grant date fair value estimated in accordance with the provisions of ASC 718 of $54,556 and $53,826, respectively. As of June 30, 2016, there were total unrecognized compensation costs of $152,384 related to these stock options. These costs are expected to be recognized over a weighted average period of 1.97 years.
The Company estimated the fair value of stock options using the Black-Scholes option valuation model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of the employee stock options was estimated using the following weighted-average assumptions:

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

	Six months ended June 30,
	2016	2015
Expected term (in years)	6.20	6.20
Expected volatility	53%	51%
Average risk-free interest rate	1.54%	1.72%
Dividend yield	—%	—%
The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the options vesting term, contractual terms, and industry peers as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
ASC 718 requires forfeitures to be estimated at the time of the grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those of estimates. Forfeitures are estimated based on an analysis of the Company’s historical option forfeitures.
Stock-Based Compensation Associated with Awards to Nonemployees
During the six months ended June 30, 2016 and 2015, the Company granted options to purchase 0 and 142,073 shares of common stock, respectively, to consultants in exchange for services. Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are earned. The fair value of the stock options granted to nonemployees for the six months ended June 30, 2015 was based on the fair value of the services rendered.
The stock-based compensation expense will fluctuate as the estimated fair value of the common stock fluctuates. In connection with the grant of stock options to nonemployees, the Company recorded stock-based compensation expense of $403 and $38,599 for the six months ended June 30, 2016 and 2015, respectively.

9.	Income Taxes
As of June 30, 2016, the Company had net operating loss carryforwards of approximately $93,452,000, $34,138,000 and $17,031,572 available to reduce future taxable income, if any, for federal, California state and Germany foreign income tax purposes, respectively. As of December 31, 2015, the Company had net operating loss carryforwards of approximately $86,213,000, $33,353,000 and $16,136,000 available to reduce future taxable income, if any, for federal, California state and Germany foreign income tax purposes, respectively. The net operating loss carryforwards will begin to expire in 2025 and 2015, respectively. Valuation allowances have been reserved, where necessary.
As of June 30, 2016, the Company had federal and state research and development credit carryforwards of approximately $229,000 and $1,227,000 respectively. As of December 31, 2015, the Company also had federal and state research and development credit carryforwards of approximately $229,000 and $1,227,000, respectively. The federal research and development credit carryforwards expire beginning 2031 if not utilized and California credits carryforward indefinitely. Valuation allowances have been reserved, where necessary.

DFINE, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2016 and December 31, 2015, and for the six months ended June 30, 2016 and 2015 (unaudited)

Utilization of the net operating loss carry forward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.
ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. As of June 30, 2016 and December 31, 2015, the Company recorded a $365,000 and $373,000 reduction to its deferred tax assets for unrecognized tax benefits, all of which has been fully offset by a valuation allowance. There was no interest or penalties accrued at June 30, 2016 and December 31, 2015. The Company does not anticipate any significant changes to unrecognized tax benefits in the next 12 months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.
The Company has performed an analysis of ownership changes under Internal Revenue Code Section 382 and 383, and has determined that ownership changes have taken place which resulted in a limitation on the Company's ability to utilize its Net Operating Loss and R&D credit. As such, the Company's federal and state net operating loss as well as the federal R&D credit carryovers have been reduced accordingly.
The Company files income tax returns in the US federal jurisdiction, various states including California, and in Germany. As of June 30, 2016, all of the years remain open to examination by the federal and state tax authorities, for three or four years from the tax year in which net operating losses or tax credits are utilized. The Company is not currently subject to income tax examinations by any tax authority.

10.	Subsequent Events
On July 6, 2016, the Company entered into a definitive agreement to be acquired by Merit Medical Systems, Inc.
Management has evaluated all transactions and events through September 21, 2016, the date on which these financial statements were issued and did not note any other items that would adjust the financial statements or require additional disclosures.